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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest report) April 1, 1996

                        Commission file number 2-70345-NY

                                BUFFS-N-PUFFS LTD
              (Exact name of registrant as specified in its charter)
                     Former name of registrant - PUBCOA, INC.

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
                             NEVADA                                               88-0182534
_______________________________________________________________           __________________________
(State or other jurisdiction of incorporation of organization.)             (IRS Employer ID Number)

           6500 SOUTH STATE STREET, MURRAY, UTAH                                  84107
_______________________________________________________________           ___________________
          (Address of principal executive offices)                             (Zip Code)


                   Registrant's telephone number, including area code: (801) 268-9280

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ITEM 1. CHANGES AND CONTROL OF REGISTRANT

N/A

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On March 25, 1996, the Company, acquired the land and buildings at 6500 South State Street, Murray, Utah from Daniel P. Pentelute, the majority shareholder of the Company, for $1,950,000 cash together with 2,000,000 authorized but unissued shares of the Company's common stock at $.0625 per share for a total combined purchase price of $2,075,000 in cash and stock. The property acquired from Mr. Pentelute consists of approximately 3.5 acres and the two buildings located thereon which house the Company's major operation. Prior to acquisition, the Company was leasing the property at a rent of 7% of monthly gross proceeds, excluding fuel sales, with a minimum rent of $5,000 monthly. In 1995 the Company paid a total of $112,643 in rent to Mr. Pentelute.

The purchase price was determined by negotiations between the Company and Mr. Pentelute after the Company had received an independent appraisal on said property from Appraisal Group, Inc., a appraising the fair market value of the property at $2,400,000 and the replacement cost of the property and buildings thereon at $3,600,000. The $1,950,000 paid to Mr. Pentelute, in cash, was financed by a $1,800,000 mortgage loan with an interest rate of 8.26% per annum, amortized over 20 years and a five year call, together with a $150,000 revolving line of credit at prime interest rate, both from Bank One of Utah, N.A.

Although the aforementioned purchase did not result in a change of control of the Company, it did increase the percentage of ownership of the common shares of the Company by Mr. Pentelute from approximately 54.85% of the outstanding shares to approximately 67.39%.

ITEM 3. BANKRUPTCY RECEIVERSHIP

N/A

ITEM 4. CHANGES IN REGISTRANT'S CERTIFIED ACCOUNTANT

N/A

ITEM 5. OTHER EVENTS

N/A

ITEM 6. RESIGNATION OF REGISTRANT'S DIRECTORS

N/A

ITEM 7. FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

NONE

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    Pursuant to the requirement of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Dated this 1st day of April, 1996.


                                        BUFFS 'N' PUFFS, LTD.


                                        By          /s/   ALAN R. THEIS
                                          ______________________________________
                                                        Alan R. Theis
                                            SECRETARY/TREASURER, CHIEF FINANCIAL
                                                    OFFICER, AND DIRECTOR